Exhibit 5.1

October 28, 2005

CEA Acquisition Corporation

101 East Kennedy Boulevard

Suite 3300

Tampa, Florida 33602

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by CEA Acquisition Corporation (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) up to 8,357,548 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) to be issued to the holders of etrials Worldwide, Inc. (“etrials”) common stock, options and warrants in exchange for their etrials securities upon the consummation of the Agreement and Plan of Merger by and among the Company, etrials Acquisition, Inc., etrials, and certain stockholders of etrials (“Merger”), (ii) 4,250,000 warrants, each to purchase one share of Common Stock (the “Warrants”), to be issued to the holders of etrials common stock upon the consummation of the Merger, and (iii) 4,250,000 shares of Common Stock issuable upon exercise of the Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock and Warrants to be issued to etrials, when issued in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. The Warrants constitute legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such Warrants, if any, may be limited by applicable federal or state law and consideration of public policy.

3. The shares of Common Stock to be issued by the Company upon exercise of the Warrants have been duly authorized and, when issued in the manner provided in the Warrants, will be legally issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller